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As filed with the Securities and Exchange Commission on July 17, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Matrix Pharmaceutical, Inc.
(Exact name of registrant as specified in its charter)

Delaware	94-2957068
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
34700 Campus Drive Fremont, California (Address of Principal Executive Offices)	94555 (Zip Code)
1988 RESTRICTED STOCK PLAN 1991 DIRECTORS STOCK OPTION PLAN (Full title of the plans)
Copy to:
MICHAEL D. CASEY Chairman, President and Chief Executive Officer 34700 Campus Drive Fremont, CA 94555 (510) 742-9900	THOMAS E. SPARKS, JR. Pillsbury Winthrop LLP 50 Fremont Street P.O. Box 7880 San Francisco, CA 94120-7880 (415) 983-1000
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

1988 Restricted Stock Plan, Common Stock par value $0.01	1,050,000 shares	$9.865	$10,358,250	$2589.56

1991 Directors Stock Option Plan, Common Stock, par value $0.01	200,000 shares	$9.865	$1, 973,000	$493.25

(1)
Pursuant to Rule 416 (a) under the Securities Act, this registration statement also includes an indeterminate number of additional shares which may be offered and issued in connection with any stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based upon the average of the high and low prices as reported on the Nasdaq National Market on July 11, 2001.

    The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*    Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

    The following documents filed with the Securities and Exchange Commission are incorporated by reference in this registration statement:

    (1) Our Annual Report on Form 10-K (File No. 000-19750) for the fiscal year ended December 31, 2000.

    (2) Our Quarterly Report on Form 10-Q (File No. 000-19750) for the quarter ended March 31, 2001.

    (3) The description of our Common Stock contained in our registration statement No. 0-19750 on Form 8-A, filed December 19, 1991 together with Amendments No. 1 and No. 2 on Form 8 filed January 23, 1992 and January 27, 1992, respectively, in which there is described the terms, rights and provisions applicable to our outstanding Common Stock.

    In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    Certain legal matters with respect to the validity of securities offered hereby has been passed upon by Pillsbury Winthrop LLP. A partner at Pillsbury Winthrop LLP has options to purchase 40,000 shares of our common stock.

Item 6. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law (the "Delaware GCL") permits our board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of ours, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Delaware GCL provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

    Article X of our Restated Certificate of Incorporation, as amended, and Article VII, Section 6 of our Bylaws, provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by law.

    In addition, we have entered into separate indemnification agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

    See Index to Exhibits.

Item 9. Undertakings.

    (a) We hereby undertake:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) We hereby further undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8, and have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on July 17, 2001.

MATRIX PHARMACEUTICAL, INC.
By	/s/ Michael D. Casey
Michael D. Casey Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael D. Casey and David W. Pritchard, and each of them his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Name	Title	Date

/s/ Michael D. Casey Michael D. Casey	Chairman, President and Chief Executive Officer (Principal Executive Officer)	July 17, 2001
/s/ David W. Pritchard David W. Pritchard	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 17, 2001
/s/ Eric K. Brandt Eric K. Brandt	Director	July 17, 2001
Stephen B. Howell, M.D.	Director
/s/ Marvin E. Jaffe Marvin E. Jaffe, M.D.	Director	July 17, 2001
/s/ Bradley G. Lorimier Bradley G. Lorimier	Director	July 17, 2001
/s/ Julius L. Pericola Julius L. Pericola	Director	July 17, 2001

INDEX TO EXHIBITS

Number		Exhibit
4.1	*	Specimen Common Stock Certificate.
5.1		Opinion regarding legality of securities to be offered.
23.1		Consent of Ernst & Young LLP, Independent Auditors.
23.2		Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1).
24.1		Power of Attorney (see page 5).
99.1		1988 Restricted Stock Plan.
99.7		1991 Directors Stock Option Plan.

*
Incorporated by reference to Exhibit 4.3 to Amendment No. 1 of our Registration Statement on Form S-1, dated January 23, 1992.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
Item 2. Registrant Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS